EXHIBIT 99.1

     LHC Group to Acquire Assets of Extendicare of West Tennessee

     Company Also Announces Formation of Partnership with Columbus Regional Medical Center and Conversion of License Lease Agreement to
                             Joint Venture

    LAFAYETTE, La.--(BUSINESS WIRE)--Sept. 4, 2007--LHC Group, Inc. (NASDAQ: LHCG), a premier provider of post-acute healthcare services primarily in rural markets, announced today that it has signed a definitive agreement to acquire 100% of the assets of Extendicare of West Tennessee, effective September 1, 2007. Extendicare of West Tennessee has four home health agencies located in Jackson, Union City, Paris and Henderson.

    The service area of this acquisition spans 21 counties in West Tennessee, of which 16 are not currently covered by an existing LHC Group agency. This brings LHC Group's total service area in Tennessee to 42 counties. The primary service area has an estimated total population of 1.5 million, with almost 12% over the age of 65. Total Medicare revenue for 12 months for this location is approximately $4.1 million.

    LHC Group also announced today two additional separate transactions. The Company signed a definitive agreement to form a partnership with Columbus Regional Medical Center located in Columbus, Georgia. LHC Group will sell a 33% interest in an existing agency in Pine Mountain, Georgia, to Columbus Regional Medical Center. Columbus Regional Medical Center is a 471 licensed bed facility that serves as a referral center for Western Georgia and Eastern Alabama.

    In addition, LHC Group signed a definitive agreement with Mississippi Baptist Medical Center to convert a license lease agreement implemented in October 2003 to a joint venture. In commenting on the announcement, Jerry Cotton, president of Mississippi Baptist Medical Center, said, "We are very pleased to be entering into a more permanent and long-term relationship with LHC Group. Having had the opportunity to work closely with the management team and healthcare professionals from LHC Group for nearly four years, it has become clear that we have very similar operating strategies, each with a strong commitment to providing quality care."

    Keith Myers, president and chief executive officer of LHC Group, said, "LHC Group is very excited about the acquisition of Extendicare of West Tennessee and the partnership with Columbus Regional Medical Center in Columbus, Georgia. We look forward to working with our new families in Tennessee and Georgia. Our commitment is to help people in these communities by providing the highest quality home-based services available to the patients and families in the area."

    Mr. Myers continued, "We are also pleased to have formed a partnership with one of the premier hospitals, Mississippi Baptist Medical Center, located in Jackson, Mississippi. Our successful track record for operating the home health agency associated with Mississippi Baptist Medical Center since October 2003 made the decision to enter into this partnership a natural progression. This partnership ensures that people in these communities will continue to have access to quality home-based services available to the patients and families in the area."

    About LHC Group, Inc.

    LHC Group is a premier provider of post-acute healthcare services primarily in rural markets. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

    CONTACT: LHC Group, Inc.
             Eric Elliott, Investor Relations, 337-233-1307